EXHIBIT 99.1

100 22nd Avenue Brookings, SD 57006 (t) 605.696.7200 (f) 605.696.7250

FOR IMMEDIATE RELEASE

VeraSun Energy Corporation Reports

Third Quarter 2007 Financial Results

Quarter Highlighted by Increased Production and Revenues

Financial Highlights

•	Revenues of $221.9 million, a 49.7 percent increase over the third quarter of 2006

•	Net income of $7.8 million, compared to net income of $32.0 million in the third quarter of 2006

•	Diluted earnings per share (EPS) of $0.09, compared to EPS of $0.40 in the third quarter of 2006

•	EBITDA of $22.4 million, or 10.1 percent of revenues ($0.24 per gallon sold)

•	Cash on hand of $320.2 million

•	Ethanol sales of 95.1 million gallons, a 71.8 percent increase over third quarter 2006

•	Ethanol production of 99.4 million gallons, a 77.4 percent increase over third quarter 2006

Brookings, S.D., November 14, 2007—VeraSun Energy Corporation (NYSE: VSE), one of the nation’s largest ethanol producers, today announced its financial results for the three months ended September. 30, 2007. Earnings were $7.8 million or $0.09 per diluted share. EBITDA was $22.4 million or 10.1% of revenues.

“VeraSun had a solid third quarter in 2007 considering the change in market conditions for ethanol,” said Donald L. Endres, Chairman, Chief Executive Officer and President of VeraSun. “We were able to grow our production and revenues, while at the same time controlling our costs as we completed the ASAlliances acquisition and absorbed start-up costs for our biorefineries in Linden and Albion.”

VeraSun completed its acquisition with ASAlliances Biofuels, LLC in August, taking ownership of facilities in Linden, Ind., Albion, Neb., and Bloomingburg, Ohio. The Linden facility began production in August, followed by Albion in October. Bloomingburg is expected to begin operations in the first quarter of 2008. VeraSun has two additional plants under construction in Hartley, Iowa and Welcome, Minn., in addition to a facility under development in Reynolds, Ind.

“We continue to execute on our strategy to be a large-scale, low-cost producer,” said Endres. “We remain optimistic regarding demand for ethanol as discretionary blending continues to expand throughout the country. Last week the Energy Information Administration reported a record level of discretionary ethanol blending. We expect this trend to continue, led by a strong move into the Southeast U.S. as ethanol blending margins are currently exceeding $1 per gallon.”

Third Quarter 2007 Financial Highlights

Total revenues, which include revenue from the sale of ethanol, distillers grains and VE85™, increased by $73.6 million, or 49.7%, to $221.9 million for the three months ended September 30, 2007 from $148.2 million for the three months ended September 30, 2006. The increase in total revenues was primarily the result of an 71.8% increase in ethanol volume sold, partially offset by a decrease in average ethanol prices of $0.40 per gallon, or 17.0%, compared to the three months ended September 30, 2006. Ethanol production increased by 43.4 million gallons, or 77.4%, as a result of the added capacity from bringing the Charles City, Iowa facility on-line in April 2007 and the Linden, Indiana facility on-line in August 2007.

Net sales from ethanol increased $58.0 million, or 44.4%, to $188.5 million for the three months ended September 30, 2007 from $130.5 million for the three months ended September 30, 2006. The impact of increased volume, primarily from the additional Charles City and Linden capacity, was $93.7 million, partially offset by a $35.7 million reduction due to lower prices. The average price of ethanol sold was $1.96 per gallon for the three months ended September 30, 2007 compared to $2.36 per gallon for the three months ended September 30, 2006.

The net loss from derivatives included in net sales was $0.3 million for the three months ended September 30, 2007 compared to a net gain of $0.9 million for the three months ended September 30, 2006.

Net sales from co-products increased $14.3 million, or 101.8%, to $28.4 million for the three months ended September 30, 2007 from $14.1 million for the three months ended September 30, 2006. The impact of increased volume from the additional Charles City and Linden capacity was $10.9 million and the impact of higher prices was $3.5 million.

Net sales of VE85TM, our branded E85 product, increased $1.1 million, or 37.5%, to $3.9 million for the three months ended September 30, 2007 from $2.8 million for the three months ended September 30, 2006, primarily due to an increase in the number of retail outlets selling our product.

Gross profit decreased $36.2 million to $23.4 million for the three months ended September 30, 2007 from $59.6 million for the three months ended September 30, 2006. The decrease in gross profit was primarily due to higher corn costs, partially offset by the effect of an increase in ethanol volume produced in the 2007 period compared to the 2006 period. Also included in cost of sales for the 2007 period were a $0.6 million lower of cost or market write down of ethanol inventory and a $0.6 million impairment for a cancelled biodiesel project. Results for the full year 2007 are also expected to be adversely affected by these relatively higher corn costs.

Net income decreased $24.2 million to $7.8 million for the three months ended September 30, 2007 from $32 million for the three months ended September 30, 2006. The 2007 period included an income tax benefit of $2.4 million compared to $23.4 million of income tax expense in the 2006 period. The effective income tax rate was 19.8% in the 2007 period compared to 42.2% in the 2006 period. The effective tax rate was higher in the 2006 period due to nondeductible expenses associated with our initial public offering. The 2007 effective tax rate declined from our previous estimate of 35% to 19.8% due to a reduction in estimated income for the year caused by current market conditions and an increase in the estimated tax exempt interest income, both in dollars and as a percent of income before income taxes. The tax benefit is the result of a year to date cumulative adjustment resulting in a change in the expected annual tax rate during the quarter from 35% to 19.8%.

About VeraSun Energy Corporation

VeraSun Energy Corporation (NYSE: VSE), headquartered in Brookings, SD, is a leading producer of renewable fuel. The company has 560 million gallons per year (MMGY) of production capacity through five operating ethanol production facilities in Aurora, SD, Fort Dodge, IA, Charles City, IA, Linden, IN and Albion, NE. Four facilities are currently either under construction or development in Hartley, IA, Welcome, MN, Reynolds, IN, and Bloomingburg, OH. Upon completion of the new facilities, VeraSun will have an annual production capacity of approximately one billion gallons. The Company also has plans to extract oil from dried distillers grains, a co-product of the ethanol process, for use in biodiesel production.

The Company markets E85, a blend of 85 percent ethanol and 15 percent gasoline for use in Flexible Fuel Vehicles (FFVs), directly to fuel retailers under the brand VE85™. VeraSun now has approximately 150 VE85™ retail locations under contract in over a dozen states and Washington, D.C. For more information, please visit VeraSun’s websites at www.verasun.com or www.VE85.com.

Certain statements in this release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, anticipations, beliefs, plans, targets, estimates, or projections and similar expressions relating to the future, are forward-looking statements within the meaning of these laws. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements include the volatility and uncertainty of corn, natural gas, ethanol and unleaded gasoline prices; our ability to develop an oil extraction business; the results of our recently acquired facilities; the results of our hedging transactions and other risk mitigation strategies; operational disruptions at our facilities; our ability to implement our expansion strategy as planned or at all; our ability to locate and integrate potential future acquisitions; development of infrastructure related to the sale and distribution of ethanol; our limited operating history; excess production capacity in our industry; our ability to compete effectively in our industry; our ability to implement a marketing and sales network for our ethanol; changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices; environmental, health and safety laws, regulations and liabilities; our reliance on key management personnel; future technological advances; limitations and restrictions contained in the instruments and agreements governing our indebtedness; our ability to raise additional capital and secure additional financing; and costs of construction and equipment, as more fully described in the “Risk Factors” section of our quarterly report on Form 10-Q for the three months ended September 30, 2007.

Investor Contact:

Patty Dickerson

VeraSun Energy Corporation

605-696-7236

pdickerson@verasun.com

Media Contact:

Mike Lockrem

VeraSun Energy Corporation

605-696-7257

mlockrem@verasun.com

VERASUN ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007		2006		2007		2006
	(unaudited)
	(dollars in thousands)
Total revenues	$221,868	100.0%	$148,249	100.0%	$535,934	100.0%	$412,657	100.0%
Cost of goods sold	198,474	89.5	88,654	59.6	470,811	87.8	260,780	63.1

Gross profit	23,394	10.5	59,595	40.4	65,123	12.2	151,877	36.9
Startup expenses	1,675	0.8	235	0.2	3,257	0.6	541	0.1
Selling, general and administrative expenses	9,862	4.4	7,189	4.8	28,211	5.3	33,065	8.0

Operating income	11,857	5.3	52,171	35.4	33,655	6.3	118,271	28.8
Other income (expense), net	(6,489)	(2.9)	3,205	2.1	(5,481)	(1.0)	(22,866)	(5.6)

Income before income taxes	5,368	2.4	55,376	37.5	28,174	5.3	95,405	23.2
Income tax provision (benefit)	(2,425)	(1.1)	23,376	15.8	5,557	1.0	41,117	10.0

Net income	$7,793	3.5%	$32,000	21.7%	$22,617	4.3%	$54,288	13.2%

Basis shares outstanding	85,177,689		74,908,467		79,329,665		67,428,927
Diluted shares outstanding	88,157,051		79,837,314		83,472,558		71,339,291

Basic EPS	$0.09		$0.43		$0.29		$0.81
Diluted EPS	$0.09		$0.40		$0.27		$0.76

The following table sets forth other key data for the periods presented (in thousands, except per unit data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating data:
Ethanol gallons sold (1)	95,133	56,280	218,689	167,865
Average gross price of ethanol sold (dollars per gallon)	$1.96	$2.36	$2.07	$2.18
Average corn cost per bushel	3.32	2.05	3.58	2.03
Average natural gas cost per MMBTU	6.17	7.70	6.59	8.35
Average dry distillers grains gross price per ton	94	81	92	83

Other financial data:
EBITDA (2)	$22,424	$62,241	$59,241	$137,078
Net cash flows provided by operating activities	49,524	61,975	73,646	117,372

(1)	Excludes internal gallons produced and used in VE85™ sales.
(2)	EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. Amortization of debt issuance costs and debt discount are included in interest expense.

Reconciliation of EBITDA to Net Income

Management believes that EBITDA is useful in evaluating its operating performance in relation to other companies in its industry because the calculation of EBITDA generally eliminates the effects of financings and income taxes which items may vary for different companies for reasons unrelated to overall operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S., or GAAP, and should not be considered an alternative to net income (loss), or any other measure of performance under GAAP, or to cash flows from operating investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Some of the limitations of EBITDA are:

•	EBITDA does not reflect the company’s cash used for capital expenditures;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for replacements;

•	EBITDA does not reflect changes in, or cash requirements for, the company’s working capital requirements;

•	EBITDA does not reflect the cash necessary to make payments of interest or principal on the company’s indebtedness; and

•	EBITDA includes non-recurring payments to the company which are reflected in other income.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to the company to service its debt or to invest in the growth of its business. Management compensates for these limitations by relying on the company’s GAAP results as well as on its EBITDA.

The following table reconciles the company’s EBITDA to net income (loss) for the periods presented (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income	$7,793	$32,000	$22,617	$54,288
Depreciation and amortization	5,040	2,419	11,120	7,165
Interest expense	12,016	4,446	19,947	34,508
Income tax provision (benefit)	(2,425)	23,376	5,557	41,117

EBITDA	$22,424	$62,241	$59,241	$137,078

VERASUN ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2007	2006
	(dollars in thousands)
Cash Flows from Operating Activities
Net income	$22,617	$54,288
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,120	7,165
Amortization of debt issuance costs and debt discount	1,357	980
Accretion of deferred revenue	(71)	(71)
Change in fair value of convertible put warrant	—	19,670
Change in derivative financial instruments	3,198	(3,046)
Deferred income taxes	11,017	10,810
(Gain) loss on disposal of equipment	(82)	30
Stock-based compensation expense	4,356	21,008
Excess tax benefits from share-based payment arrangements	(8,424)	(17)
Changes in current assets and liabilities, net of affects of business acquisition:
(Increase) decrease in:
Receivables	(2,928)	2,076
Inventories	(29,193)	3,052
Prepaid expenses	(3,335)	2,124
Increase (decrease) in:
Accounts payable	39,476	(10,692)
Accrued expenses	24,538	9,995

Net cash provided by operating activities	73,646	117,372

Cash Flows from Investing Activities
Investment in restricted cash	—	(1,631)
Purchases of property and equipment	(303,241)	(15,626)
Payment for other long-term assets	(6,496)	—
ASA Acquisition	(242,775)	—
Proceeds from sale of equipment	6	838

Net cash used in investing activities	(552,506)	(16,419)

Cash Flows from Financing Activities
Proceeds from long-term debt	471,367	—
Proceeds from the issuance of 2,934,747 and 12,754,825 shares of common stock, respectively	12,784	233,135
Excess tax benefits from share-based payment arrangements	8,424	17
Costs of raising capital	(5)	—
Debt issuance costs paid	(11,539)	(1,173)

Net cash provided by financing activities	481,031	231,979

Net increase in cash and cash equivalents	2,171	332,932
Cash and Cash Equivalents
Beginning	318,049	29,714

Ending	$320,220	$362,646